Exhibit 99.1

Pharmasset Announces Intent to Amend QUANTUM Trial

PRINCETON, N.J., Dec. 16, 2011 /PRNewswire/ — Pharmasset, Inc. (Nasdaq: VRUS) announced today that the company will amend the design of the QUANTUM Phase 2b trial of the guanine nucleotide analog PSI-938 and discontinue all treatment arms with a regimen containing PSI-938. There are 235 individuals with hepatitis C virus (HCV) in the study who are receiving treatment with PSI-938 alone or in combination with PSI-7977 or PSI-7977 and ribavirin. During routine safety monitoring, the company detected laboratory abnormalities associated with liver function in subjects receiving PSI-938 300 mg once daily. These laboratory abnormalities have not been observed in patients receiving PSI-7977 and ribavirin in the QUANTUM study or in other trials evaluating PSI-7977. Both the 12 and 24-week PSI-7977 and ribavirin arms will continue unchanged, data from which will support NEUTRINO, an interferon free, 12-week Phase 3 study of PSI-7977 and ribavirin in patients with HCV genotype 1 (GT-1).

The subject of today’s announcement does not trigger the “key product event” clause set forth in section 4.1(t) of the Agreement and Plan of Merger entered into by Pharmasset and Gilead Sciences, Inc. on November 21, 2011 and does not alter either party’s rights and obligations under the terms of the agreement. Pharmasset anticipates that the transaction announced on November 21, 2011 will conclude in the first quarter of 2012.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing, and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is the development of oral therapeutics for the treatment of hepatitis C virus (HCV) infection. Our research and development efforts are focused on nucleoside/tide analogs, a class of compounds which act as alternative substrates for the viral polymerase, thus inhibiting viral replication. We currently have two clinical-stage product candidates advancing in trials in various populations. Our pyrimidine, PSI-7977, an unpartnered uracil nucleotide analog, is currently being studied in an interferon-free, Phase 3 program (FISSION and POSITRON) and in five Phase 2b trials in subjects with all HCV genotypes. Mericitabine (RG7128) continues in multiple Phase 2b trials and one interferon-free trial being conducted through a strategic collaboration with Roche.

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

Office+1 (609) 865-0693

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are “forward-looking statements,” that involve risks, uncertainties, and other important factors, including, without limitation, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of risks, uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission.

SOURCE Pharmasset, Inc.

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